Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

STARZ ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Shares, no par value per share (1)	Other	3,325,000(2)	$13.86(3)	$46,084,500(3)	0.0001531	$7,055.54

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts							$7,055.54

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$7,055.54

(1)

This registration statement on Form S-8 covers 3,325,000 common shares, without par value, of Starz Entertainment Corp. (the “Company”) issuable pursuant to the Starz Entertainment Corp. 2025 Performance Incentive Plan (the “Plan”). The Plan was adopted in connection with the separation of the businesses of Lionsgate Studios Corp., which encompasses the motion picture and television studio operations, from the businesses of the Company (f/k/a/ Lions Gate Entertainment Corp. or “LGEC”), including the STARZ-branded premium subscription platforms, and became effective on May 6, 2025.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Form S-8 also covers additional securities that may be offered as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and equal to the product of: (x) 3,325,000 common shares of the Company and (y) $13.86, the average of the high and low sales prices for common shares of Starz Entertainment Corp., as reported on The Nasdaq Stock Market LLC (Nasdaq Global Select Market) on May 7, 2025, which were $8.00 and $19.71, respectively.